CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of December 10, 2021, is entered into by and between Healthcare Triangle, Inc., a Delaware corporation (the “Company”), and Mr. Sandeep Deokule, an individual and a California resident (“Consultant”).

1.  Background and Purpose. Consultant and the Company are entering into this Agreement pursuant to Section 1.01(c) of that certain Share Purchase Agreement, dated as of December 10, 2021 (the “SPA”), entered into by and between the Company, Consultant, Devcool, Inc., a California corporation (“Devcool”), and Go To Assistance Inc., a California corporation (“Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the SPA.

Pursuant to the SPA, Seller has agreed to sell, and Buyer has agreed to purchase, all of the shares of the Company owned by Seller on the terms and conditions set forth therein. Consultant and the Company acknowledge and agree that all of the applicable terms and conditions of the SPA are deemed incorporated herein by this reference as if expressly set forth herein. Consultant and the Company also acknowledge and agree that the Company is engaging the Consultant to facilitate the post-Closing integration of Devcool as an affiliate of the Company and also to provide Consultant with a reasonable opportunity to meet the Gross Revenue Targets mentioned in the SPA such that Consultant is able to earn and receive the applicable Earnouts in accordance with the terms and conditions of the SPA.

2.  Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company as a member of its Board of Advisor and perform such services as are customarily performed by members of the Company’s Board of Advisor (the “Services”). Consultant shall use Consultant’s commercially reasonable efforts to perform the Services such that the results are reasonably satisfactory to the Company. Consultant shall devote up to six (6) hours per week to performance of the Services.

3.  Fees. As consideration for the Services to be provided by Consultant and Consultant’s other obligations hereunder, the Company shall compensate Consultant in the manner specified in Annexure A hereto at the times specified therein. All payments due hereunder (including expense reimbursements) shall be paid by the Company within thirty (30) days of receipt of an invoice from Consultant.

4.  Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services except to the extent permitted by the Company’s travel and expense reimbursement policies applicable to consultants of the same level as Consultant or otherwise agreed authorized by the Company’s Board of Directors or other senior executives, which consent shall be evidenced in writing for any expenses in excess of $1,000. As a condition to receipt of reimbursement, Consultant shall submit to the Company reasonable documentary evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

5.  Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Closing Date and terminating on March 31, 2024 or such later period as may be reasonable for Consultant to earn and receive the applicable Earnouts in accordance with the terms and conditions of the SPA, unless this Agreement is renewed thereafter by the Company and Consultant by mutual written consent. Notwithstanding the foregoing, Consultant may terminate this Agreement at any time upon ten (10) business days’ written notice to the Company. For the avoidance of doubt, the Company shall not have a right to terminate this Agreement for convenience during the term of this Agreement. In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination effective date, including, without limitation, reimbursement for any properly incurred expenses that remain outstanding on such date. Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including, but not limited to, Consultant’s confidentiality and proprietary obligations hereunder, the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within thirty (30) days after having received written notice by the non-breaching party of the breach or default.

6.  Independent Contractor Relationship. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

7.  Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the services of such employees, subcontractors, partners or agents, as Consultant deems necessary to perform the Services (collectively, the “Assistants”). The Assistants are not and shall not be deemed to be employees of the Company, and Consultant shall be wholly responsible for the professional performance of the Services by the Assistants such that the results are reasonably satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement and shall require each Assistant to execute and deliver appropriate document(s) agreeing to be bound by similar confidentiality and proprietary obligations as those binding Consultant hereunder, which obligations shall be at least as restrictive as those set forth herein.

(a)  No Authority to Bind Company. Consultant acknowledges and agrees that Consultant and its Assistants have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company or otherwise set forth in any Company policies from time to time.

(b)  No Benefits. Consultant acknowledges and agrees that Consultant and its Assistants shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its Assistants) hereby expressly declines to participate in such Company employee benefits.

(c)  Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant or the Assistants pursuant to this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to the Assistants, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or the Assistants.

8.  Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to, the Services, will be as agreed between Consultant and the Company’s Board of Directors or its Chief Executive Officer. Consultant will be required to report to the Company’s Board of Directors or its Chief Executive Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Company’s Board of Directors or its Chief Executive Officer.

9.  Restrictive Covenants. During the term of this Agreement, Consultant hereby expressly agrees to be bound by non-compete covenants set forth in Section 7.01 of the SPA in the same manner as Seller as if such non-compete covenants are expressly set forth herein.

10.  Confidentiality. During the term of this Agreement, Consultant hereby expressly agrees to be bound by the confidentiality obligations set forth in Section 7.03 of the SPA in the same manner as Seller as if such confidentiality provisions are expressly set forth herein.

11.  Conflicts with this Agreement. Consultant represents and warrants that Consultant shall at all times during the term of this Agreement act in the best interest of the Company and take no action or engage in any activity which is or might be detrimental to the interest of the Company; provided, however, that nothing herein will limit Consultant from pursuing and/or engaging in any business, employment, consultant or other opportunities post-Closing, including, without limitation, those related to HIPAAS, subject to Consultant’s compliance with his obligations under Sections 9 and 10 hereof.

12.  Intellectual Property. Consultant and the Company acknowledge and agree that any pre-existing intellectual property belonging to each party such remain exclusively the intellectual property of such party during and after the terms of this Agreement. To the extent, Consultant develops any new intellectual property as a ‘deliverable’ solely for the Company under this Agreement, it shall be deemed ‘work made for hire’ as defined in 17 U.S.C. § 101 for the Company. Notwithstanding the foregoing, nothing herein will be deemed to assign, transfer, sell, lease or license any HIPAAS intellectual property to the Company in any manner whatsoever except to the expressly agreed to in writing by Consultant at his sole discretion. Each agrees not to usurp, use or otherwise infringe any intellectual property belonging to the other party.

13.	Miscellaneous.

(a)  Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b)  Entire Agreement. This Agreement, the SPA and other Ancillary Agreements sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)  Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d)  Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement to Devcool post-Closing. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other party.

(e)  Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f)  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)  Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h)  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(i)  Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

Healthcare Triangle, Inc.

By: /s/ Suresh Venkatachari

Name: Suresh Venkatachari

Title: Chief Executive Officer

Address: 4309 Hacienda Dr, Suite 150,

Pleasanton, CA 94588

AGREED TO AND ACCEPTED: CONSULTANT:

Sandeep Deokule

By: /s/ Sandeep Deokule

Address: 1217 Pineto Pl

Pleasanton, CA 94566

[SIGNATURE PAGE TO HEALTHCARE TRIANGLE – SANDEEP DEOKULE CONSULTING AGREEMENT]

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ANNEXURE A

Compensation

1.  Monetary Compensation. For Services rendered by Consultant under this Agreement, the Company shall pay Consultant a gross annual fee of $120,000, payable semi-monthly, plus other benefits that are customarily offered by the Company to similarly situated consultants plus expense reimbursements.

2.  Equity Compensation. The Company acknowledges that the Consultant may also receive the Earnout related equity compensation set forth in Section 1.01(b)(iii) of the SPA in accordance with the terms and conditions thereof.

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